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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-23046) and the Registration Statement on Form S-3 (No. 33-60294) of our reports dated February 5, 1996 appearing in and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1995 filed by Borg-Warner Security Corporation.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Chicago, Illinois
March 18, 1996